Exhibit 99.1

Date Mailed: 06/19/2017

Receipt is acknowledged of this provisional patent application. It will not be examined for patentability and will become abandoned not later than twelve months after its filing date. Any correspondence concerning the application must include the following identification information: the U.S. APPLICATION NUMBER, FILING DATE, NAME OF APPLICANT, and TITLE OF INVENTION. Fees transmitted by check or draft are subject to collection . Please verify the accuracy of the data presented on this receipt. If an error is noted on this Filing Receipt, please submit a written request for a Filing Receipt Correction. Please provide a copy of this Filing Receipt with the changes noted thereon. If you received a "Notice to File Missing Parts" for this application, please submit any corrections to this Filing Receipt with your reply to the Notice. When the USPTO processes the reply to the Notice, the USPTO will generate another Filing Receipt incorporating the requested corrections.

lnventor(s)

Anthony T. Harrelson, Archdale, NC;

Applicant(s)

Anthony T. Harrelson, Archdale, NC;

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Applicant may provide or rescind an authorization for access using Form PTO/SB/39 or Form PTO/SB/69 as appropriate.

If Required, Foreign Filing License Granted: 06/16/2017

The country code and number of your priority application , to be used for filing abroad under the Paris Convention, is US 62/603,523

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Early Publication Request: No

** MICRO ENTITY**

Title

Intranasal administration of benodiazephins in the treatment of epilepsy

Statement under 37 CFR 1.55 or 1.78 for AIA (First Inventor to File) Transition Applications: No

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3

Provisional Application for United States Patent

TITLE: INTRANASAL ADMINISTRATION OF BENZODIAZEPHINS IN THE

TREATMENT OF EPILEPSY

INVENTOR:

Anthony T. Harrelson

P.O. Box 4181

Archdale, NC, 27263

USA

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[0001]       BACKGROUND OF THE INVENTION

[0002]       The present invention relates to the use of pharmaceutical formulations containing benzodiazepines delivered intranasally for the reduction of total convulsive seizure frequency in the treatment of “treatment-resistant epilepsy” (TRE). Via the use of the use of pharmaceutical formulations containing benzodiazepines delivered intranasally containing benzodiazepines delivered via nasal spray, a nasal douche or nasal drops, for the delivery of pharmaceutical formulations containing Benzodiazepine in the case of this invention one or more of the following Benzodiazepines; Alprazolam (Xanax), Chlordiazepoxide (Librium), Clorazepate (Tranxene),Diazepam (Valium) ,Estazolam,Flurazepam (Dalmane), Loprazolam (Somnovit), Oxazepam, Temazepam (Restoril),Triazolam (Apo-Triazo, Halcion, Hypam, and Trilam), lorazepam, via administration of nasal spray, a nasal douche or nasal drops. The invention has an advantageous effect on the transfer of drugs to the brain where the blood circulation is normally hindered by the blood–brain barrier (BBB), which is virtually impermeable to passive diffusion of all but small, lipophilic substances. However, the present invention allows drug substances to be transferred along the olfactory nerve cells, bypassing the BBB and enter the brain directly, which is advantageous in the treatment of neurological symptoms associated with patients suffering from TRE.

[0003]       TRE and Lennox–Gastaut syndrome is associated with central nervous system (CNS) disease. It is a severe form of epilepsy in children, seizures usually begin before four years of age. There may be periods of frequent seizures mixed with brief, relatively seizure-free periods. It is defined by the following triad: multiple seizure types, usually including generalized tonic–clonic, atonic, and atypical absence seizures.

[0004]       Seizure types include: grand mal seizure — also known as a generalized tonic- clonic seizure — features a loss of consciousness and violent muscle contractions tonic (stiffening of the body, upward deviation of the eyes, dilation of the pupils, and altered respiratory patterns),atonic (brief loss of muscle tone and consciousness, causing abrupt falls),atypical absence (staring spells).

[0005]       Benzodiazepines (BZDs) appear particularly effective in the treatment of epilepsy particularly when the TRE is Dravet syndrome and Lennox–Gastaut syndrome.

[0006]       The present invention relates to the use of the use of pharmaceutical formulations containing benzodiazepines delivered intranasally for the reduction of total convulsive seizures. Intranasal administration is a direct CNS delivery of pharmaceutical formulations containing benzodiazepines without invasiveness or major complications. In addition, it causes rapid increases in CNS levels of these benzodiazepine compounds. Intranasal administration represents the most promising, novel, non- invasive method for delivering therapeutic formulations containing benzodiazepines directly to the CNS in the treatment of epilepsy particularly when the TRE is Dravet syndrome and Lennox–Gastaut syndrome.

[0007]       In one embodiment the pharmaceutical formulations containing benzodiazepines intranasally used is in the form of a nasal spray in particular lorazepam.

[0008]       Lorazepam is a medicine approved by the Food and Drug Administration to treat all types of seizures, including absence, myoclonic, atonic (drop attacks), partial seizures and seizures associated with Lennox-Gastaut syndrome. It is also used in emergency situations involving seizures.

[0009]       The present invention offers a safe and viable alternative to oral, intramuscular and intravenous drug delivery systems.

[00010]       In use the benzodiazepines in particular lorazepam delivered intranasally can be used concomitantly with one or more other anti-epileptic drugs (AED). Alternatively the benzodiazepines in particular lorazepam delivered intranasally may be formulated for administration separately, sequentially or simultaneously with one or more AED or the combination may be provided in a single dosage form. Where the benzodiazepines or in particular lorazepam is delivered intranasally is formulated for administration separately, sequentially or simultaneously it may be provided as a kit or together with instructions to administer the one or more components in the manner indicated.

[00011]       Acute isolated seizure, repetitive or recurrent seizures, and status epilepticus are all deemed medical emergencies. Mortality and worse neurologic outcome are directly associated with the duration of seizure activity. A number of recent reviews have described consensus statements regarding the pharmacologic treatment protocols for seizures when patients are in pre-hospital, institutional, and home-bound settings.

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[00012]       Benzodiazepines such as clonazepam, clorazepate, diazepam, nitrazepam, lorazepam delivered intranasally aid in the speed of delivery, particularly outside of the hospital, when delivery of the pharmaceutical is enhanced by using the intranasal route of delivery in place of an intravenous injection. Intranasal delivery of benzodiazepines is useful in reducing time to drug administration and cessation of seizures in the pre- hospital setting, when actively seizing patients arrive in the emergency room, and at home where caregivers treat their dependents.

[00013]       Benzodiazepines delivered intranasally, crossing the blood-brain barrier via the olfactory system, increase the availability of medications for treatment of epilepsy. Consequently, there remains a significant unmet medical need to serve the pharmacotherapeutic requirements of epilepsy patients through commercial development and marketing of intranasal antiepileptic products.

[00014]       SUMMARY OF THE INVENTION

[00015]       The present invention relates to the use of pharmaceutical formulations containing benzodiazepines delivered intranasally for the reduction of total convulsive seizure frequency in the treatment of “treatment-resistant epilepsy” (TRE). Via the use of the use of pharmaceutical formulations containing benzodiazepines delivered intranasally containing benzodiazepines delivered via nasal spray, a nasal douche or nasal drops, for the delivery of pharmaceutical formulations containing benzodiazepines in the case of this invention one or more of the following benzodiazepines Alprazolam (Xanax), Chlordiazepoxide (Librium), Clorazepate (Tranxene),Diazepam (Valium) ,Estazolam,Flurazepam (Dalmane), Loprazolam (Somnovit), Oxazepam, Temazepam (Restoril),Triazolam (Apo-Triazo, Halcion, Hypam, and Trilam), and lorazepam via administration of nasal spray, a nasal douche or nasal drops. The invention has an advantageous effect on the transfer of drugs to the brain where the blood circulation is normally hindered by the blood–brain barrier (BBB), which is virtually impermeable to passive diffusion of all but small, lipophilic substances. However, the present invention allows drug substances to be transferred along the olfactory nerve cells, bypassing the BBB and enter the brain directly which is advantageous in the treatment of neurological symptoms associated with patients suffering from TRE.

[00016]       Based on a review of the medical literature, it is apparent physicians and patients have desired a rapidly absorbed, non-injectable delivery alternative for benzodiazepines. The present novel formulation of lorazepam and method of intranasal delivery is an example of the invention's ability to address an unmet medical need.

[00017]       In an another aspect of the invention the inventor has found that Grape seed extract has oligomeric proanthocyanidins, which are highly protective compounds, especially to your hippocampus, the part of the brain involved in memory that “also houses one of your seizure switches”.

[00018]      Other preferred formulations include a pharmaceutical formulation according to this specific aspect of the invention, given by way of example and not intended to be limiting to the invention the inclusion in the formulation of grape seed extract.

[00019]       Numerous studies have demonstrated the antioxidant effects of grape seed proanthocyanidin extract (GSPE). The generation of free radicals and the ensuing apoptosis may contribute to the pathogenesis of epilepsy; therefore, we examined the effects of GSPE on cognitive impairment and neuronal damage induced by chronic seizures in rats. It has been found that GSPE, in pharmaceutical formulations containing grape seed extract, delivered intranasally is a safe and affordable intervention for clinical use, was effective in attenuating oxidative stress in the hippocampus of rats with chronic seizures. More importantly, pre-treatment with GSPE improved cognitive decline, at least in part, by protecting mitochondrial function and suppressing caspase.

[00020]       The inventor has found one principal advantage of intranasal administration is convenience. An injectable system requires the use of a hypodermic syringe and in the institutional setting, leads to concerns among medical personnel about the risk of contracting the disease if t they are accidentally stuck by a contaminated needle.

[00021]       It is a principal objective of the invention to provide a novel therapeutic composition of lorazepam and its pharmaceutically acceptable derivatives for an intranasal administration that meet that meet the requirements for FDA approval for the treatment of epilepsy particularly when the TRE is Dravet syndrome and Lennox– Gastaut syndrome.

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[00022]       BRIEF DESCRIPTION OF THE DRAWINGS

[00023]       Figure1 A scheme illustrating Drug Properties & Chemical Synopsis Route of administration Intranasal Formulation Spray Class Antiemetics, Anxiolytics, Benzodiazepines, Hypnosedatives, Small molecules Mechanism of Action GABA A receptor agonists (Lorazepam) EPhMRA code N3A (Anti-Epileptics) N5B (Hypnotics/Sedatives) Chemical name (±)-7-Chloro-5-(o-chlorophenyl)-1,3-dihydro-3- hydroxy-2H-1,4-benzodiazepin-2-one Molecular formula C15 H10 Cl2 N2 O2 SMILES C1=C2C(=CC=C1Cl)NC(C(N=C2C1=CC=CC=C1Cl)O)=O

[00024 ]       Figure 2. A scheme illustrating a novel drug delivery alternative based on proven technology, which makes the administration of drugs less invasive. Easy-to- use by doctors and patients. No pre-activation or loading phase is required, Drug is visible before administration to allow doctors or patients to visually inspect the medicine. The dose can be divided to permit drug delivery into each nostril. System window allows for confirmation of dose delivery. The system allows the dosage to be divided allowing medication into each nostril, and the onboard system window indicates dose delivery.

[00025]       Figure 3. A scheme illustrating nasal spray used as a nasal delivery route providing an agreeable alternative to injection or pills. Substances can be assimilated extremely quickly and directly through the nose. Allowing drug substances to be transferred along the olfactory nerve cells, bypassing the BBB and enter the brain directly, which is advantageous in the treatment of neurological symptoms associated with patients suffering from TRE.

[00026]       Detailed description

[00027]       The pharmaceutical formulations, which is packaged delivery as a pump- action nasal spray, a nasal douche or nasal drops, for the reduction of total convulsive seizure frequency in the treatment of “treatment-resistant epilepsy” (TRE). The inventor has discovered that Ativan® Injection for parental administration sold by Wyeth Laboratories, (a Wyeth-Ayerst Company.) is prepared for intranasal use by dissolving benzodiazepines in polyethylene glycol having an average molecular weight of 400, ["PEG 400" ] and diluting the solution with propylene glycol to a final composition of about 20% PEG 400 and 80% propylene glycol 2 by volume.

[00028]       Each mL of Ativan® Injection is formulated with 2 mg of lorazepam in 0.18 mL PEG400 in propylene glycol with 2.0% benzyl alcohol as a preservative. Lorazepam is insoluble in water. Ativan® Injection a commercially available injectable composition approved by the FDA and sold by Wyeth Laboratories under the brand name Ativan® includes 2 mg of lorazepam in 0.18 mL of polyethylene glycol 400 in propylene glycol with 2.0% benzyl alcohol as a preservative. This composition was not acceptable for intranasal spray administration because benzyl alcohol is irritating to the mucosa.

[00029]       A novel and suitable liquid composition for use in a spray device for intranasal administration is demonstrated herein and includes a solvent in which the desired concentration of lorazepam can be attained to provide the desired unit-dose in a total sprayed liquid volume that can be delivered by the device and accommodated and absorbed by the subject's nasal mucosa crossing the blood-brain barrier via the olfactory system, increasing the availability of treatment for epilepsy.

[00029]       A suitable composition for use in the invention as follows.

[00030]       The following formulation includes a pharmaceutical formulation according to this specific aspect of the invention, given by way of example and not intended to be limiting to the invention of lorazepam formulated in a liquid composition for use in the practice of the invention. The label instructions for Ativan® Injection IV doses are diluted according to the label instructions by adding one mL of water. Since lorazepam is insoluble in water, the lorazepam is dissolved in polyethylene glycol having an average molecular weight of about 400 (“PEG400”), and the solution is diluted with propylene glycol. In order to provide for shelf-life stability over a period of up to six months under typical conditions, a further or alternative preservative can be added. In a preferred embodiment, an artificial sweeter is also dissolved in the composition.

[00031]       A typical liquid pharmaceutical formulation according to this specific aspect of the invention, given by way of example and not intended to be limiting of the invention, may contain in a 1 ml vol: lorazepam 2-10 mg/ml, preferably 10 mg/ml, polyurethane glycol 100-500 mL, preferably 400 0.18 mL, propylene glycol 0.800 – 2.00 mL ,preferably .089 mL, butylate hydroxtolune ..00 mg - .4 mg, preferably 0.1 mg, saccharin (powder) .05 mg – 3.0 mg, preferably 1.0 mg

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[00032]       The lorazepam is preferably prepared in the form of a nasal spray, a nasal douche or nasal drops, for intranasal administration by a precision dosage manually- activated pump. Each 1 ml of nasal spray solution is preferably formulated to contain 10 mg lorazepam. In a preferred delivery system, each actuation of the nasal spray pump delivers 0.1 ml of this 10 mg/ml hm solution constituting a 1 mg dose. A smaller dose of the lorazepam can be administered to children intranasally as well.

[00033]       The nasal spray is delivered with a nasal dispenser unit which consists of a single spray in each nostril for a total of 2.0 mg. A 2.0 mg dose is preferred as being within common, safe and labeled doses prescribed.

[00034]       It is necessary to deliver at least 2.0 mg of the liquid formulation to achieve a therapeutic effect in a unit dose. The usual dosage range is 2 mg/day to 6 mg/day given in divided doses, the largest but the daily dosage may vary from 1 mg/day to 10 mg/day.

[00035]       Other preferred formulations include a pharmaceutical formulation according to this specific aspect of the invention, given by way of example and not intended to be limiting to the invention including a vegetable glycerin carrier 0.5 ml/ml.

[00036]       Other preferred formulations include a pharmaceutical formulation according to this specific aspect of the invention, given by way of example and not intended to be limiting to the invention including a grape seed extract carrier 0.5 ml/ml.

[00037]       In preferred embodiments, the inventive composition can comprise up to 50% or, preferably, 18% w/w carrier. More preferred embodiments include between 4% and 16% w/w, or between 3 and 11% w/w carrier. The pharmaceutical compositions can comprise between 40% and 99% w/w, preferably between 70% and 99% w/w, and, more preferably, between 80% and 95% w/w.

[00038]       The finding that such a combination of one or more benzodiazepines and in particular lorazepam can be used either singularly or in unison in the administration of nasal spray, a nasal douche or nasal drops, for the delivery of pharmaceutical formulations containing benzodiazepines delivered intranasally, crossing the blood-brain barrier via the olfactory system, may increase the availability of treatment for epilepsy.

[00039]       Consequently, there remains a significant unmet medical need to serve the pharmacotherapeutic requirements of epilepsy patients through commercial development and marketing of intranasal antiepileptic products.

[00040]       The use of nasal spray, a nasal douche or nasal drops, for the delivery of pharmaceutical formulations containing benzodiazepines delivered intranasally, crossing the blood-brain barrier via the olfactory system greatly increase the rapidity by which a medication can be delivered to the systemic circulation and then to the brain plays a significant role in reducing the time needed to treat seizures and reduce opportunity for damage to the CNS. The speed of delivery, particularly outside of the hospital, is enhanced when the nasal olfactory transfer routes of delivery are used in place of an intravenous injection. Intranasal olfactory transfer delivery of benzodiazepine(s) is useful in reducing time to drug administration and cessation of seizures in the pre-hospital setting.

[00041]       The applicant has found that the major part of the surface of the human nasal cavity is covered by respiratory epithelium, across which systemic drug absorption can be achieved. The olfactory epithelium is situated in the upper posterior part of the human nasal cavity. The nerve cells of the olfactory epithelium project into the olfactory bulb of the brain, which provides a direct connection between the brain and the external environment. The transfer of drugs to the brain from the blood circulation is normally hindered by the blood–brain barrier (BBB), which is virtually impermeable to passive diffusion of all but small, lipophilic substances. The applicant has discovered drug substances can be transferred along the olfactory nerve cells bypassing the BBB and enter the brain directly. The olfactory transfer of drugs into the brain occur by either slow transport inside the olfactory nerve cells to the olfactory bulb or by faster transfer along the perineural space surrounding the olfactory nerve cells into the cerebrospinal fluid surrounding the olfactory bulbs and to the brain.

[00042]       Olfactory transfer is used to deliver drugs that have a required effect in the central nervous system such as those for the reduction of total convulsive seizure frequency in the treatment of “treatment-resistant epilepsy” (TRE). Via the use of the use of pharmaceutical formulations containing benzodiazepines delivered intranasally delivered via nasal spray, a nasal douche or nasal drops, for the delivery of pharmaceutical formulations, in particular, lorazepam.

[00043]       The applicant has found that olfactory transfer via intranasal dispersion of pharmaceuticals including benzodiazepines used individually or in conjunction with benzodiazepines has treatment advantages in the treatment or Parkinson’s disease, as well in neurodegenerative diseases like multiple sclerosis.

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[00044]       BRIEF SUMMARY OF THE DISCLOSURE

[00045]       In accordance with a first aspect of the present invention benzodiazepines are delivered intranasally for use in the treatment of "treatment-resistant epilepsy" (TRE), wherein the epilepsy is febrile infection-related epilepsy syndrome (FIRES).

Benzodiazepines delivered intranasally aid in the speed of delivery, particularly outside of the hospital, when delivery of the pharmaceutical is enhanced by using administration of medicaments intranasally via olfactory transfer in place of an intravenous injection.

[00046]       The present inventors have discovered that Intranasal delivery of benzodiazepines is useful in reducing time to drug administration and cessation of seizures in the pre-hospital setting, when actively seizing patients arrive in the emergency room, and at home where caregivers treat their dependents we believe administration of medicaments intranasally via olfactory transfer of benzodiazepines, in particular, lorazepam will greatly aid in speed of delivery caseation of a seizure. Spraying a benzodiazepine into someone's nose is the most sensible solutions for people with seizures, especially in emergency situations.

[00047]       Benzodiazepine medications work to reduce the activity of nerve cells that are overactive, which is what occurs in the brain during a seizure. Benzodiazepines attach to receptors on the surface of a nerve cell, decreasing the chance for that specific cell to transmit further signals to other nerve cells. When a nerve cell stops transmitting extra signals that occur during a seizure, seizures stop. This process is what makes benzodiazepines so effective for seizures.

[00048]       Benzodiazepines in particular lorazepam delivered intranasally, crossing the blood-brain barrier via the olfactory system, increase the availability of medications for treatment of epilepsy. Consequently, there remains a significant unmet medical need to serve the pharmacotherapeutic requirements of epilepsy patients through commercial development and marketing of intranasal antiepileptic products.

[00049]       Benzodiazepines delivered intranasally can be used in combination with one or more concomitant anti-epileptic drugs (AED). The pharmaceutical formulations containing benzodiazepines delivered intranasally may be formulated for administration separately and delivered intranasally, sequentially or simultaneously with one or more AED or the combination may be provided in a single dosage form.

[00050]       Preferably the seizure types to be treated is a complex partial seizure (focal seizure with impairment), and grand mal seizures.

[00051]       In all aspects benzodiazepines, in particular, lorazepam delivered intranasally to aid in the speed of delivery directly to the central nervous system, to aid in the cessation of seizures.

[00052]       Claims

1. The present invention relates to the use of pharmaceutical formulations containing benzodiazepines delivered intranasally for the reduction of total convulsive seizure frequency in the treatment of “treatment-resistant epilepsy” (TRE), for administration via a pump action nasal, a nasal douche or nasal drops crossing the blood-brain barrier via the olfactory system, to increase the availability of medications for treatment of epilepsy.

2. The invention relates to pharmaceutical formulations, and more particularly to formulations containing benzodiazepines for administration via a pump action nasal spray. In particular, the invention relates to pharmaceutical formulations, for use in the administration of medicaments intranasally via olfactory transfer, comprising: at least one pharmaceutical formulation containing benzodiazepines as a medicament in particular lorazepam.

3. Benzodiazepines in particular lorazepam delivered intranasally, crossing the blood- brain barrier via the olfactory system, increase the availability of medications for treatment of epilepsy. Consequently, there remains a significant unmet medical need to serve the pharmacotherapeutic requirements of epilepsy patients through commercial development and marketing of intranasal antiepileptic products.

4. A pharmaceutical formulation consisting essentially of one or more benzodiazepines.

5. A typical liquid pharmaceutical formulation according to this specific aspect of the invention, given by way of example and not intended to be limiting of the invention, may contain in a 1 ml vol: lorazepam 2-10 mg/ml, preferably 10 mg/ml, polyurethane glycol 100-500 mL, preferably 400 0.18 mL, propylene glycol 0.800 – 2.00 mL ,preferably .089 mL, butylate hydroxtolune .00 mg - .4 mg, preferably 0.1 mg, saccharin (powder) .05 mg – 3.0 mg, preferably 1.0 mg

9

6. A pharmaceutical formulation consisting essentially of one or more benzodiazepines and a grape seed extract.

7. A pharmaceutical formulation consisting essentially of one or more benzodiazepines and a grape seed oil-based extract carrier.

8. A pharmaceutical formulation consisting essentially of one or more benzodiazepines in particular Ativan.

9. A pharmaceutical formulation consisting essentially of one or more benzodiazepines and vegetable glycerin carrier.

10. The pharmaceutical formulation as claimed in claim 5, wherein the one or more items in the formulation are benzodiazepines.

11. The pharmaceutical formulation as claimed in claim 5, wherein the one or more benzodiazepines is Lorazepam.

12. The pharmaceutical formulation as claimed in claim 5, wherein the one or more benzodiazepines is Ativan® Injection for parental administration sold by Wyeth Laboratories, (a Wyeth-Ayerst Company.).

13. The pharmaceutical formulation as claimed in claim 5, wherein the pharmaceutical formulations, which is packaged delivery as a pump-action nasal spray, a nasal douche or nasal drops, for the reduction of total convulsive seizure frequency in the treatment of “treatment-resistant epilepsy” (TRE) and that Ativan® Injection for parental administration sold by Wyeth Laboratories, (a Wyeth-Ayerst Company.) is prepared for intranasal use by dissolving benzodiazepines in polyethylene glycol having an average molecular weight of 400, [“PEG 400” ] and diluting the solution with propylene glycol to a final composition of about 20% PEG 400 and 80% propylene glycol 2 by volume.

14. The pharmaceutical formulations as claimed in claim 4, which is packaged for delivery as a pump-action nasal spray.

15. The delivery method of pharmaceutical formulations of benzodiazepines delivered via nasal spray.

16. The delivery method of pharmaceutical formulations of benzodiazepines delivered via a nasal douche.

17. The delivery method of pharmaceutical formulations of lorazepam delivered via nasal spray.

18. The delivery method of pharmaceutical formulations of lorazepam delivered via a nasal douche.

19. The delivery method of pharmaceutical formulations of lorazepam delivered via nasal drops.

ABSTRACT OF THE DISCLOSURE

The present invention relates to the use of pharmaceutical formulations containing benzodiazepines delivered intranasally for the reduction of total convulsive seizure frequency in the treatment of “treatment-resistant epilepsy” (TRE), for administration via a pump action nasal spray, a nasal douche or nasal drops crossing the blood-brain barrier via the olfactory system, increase the availability of medications for treatment of epilepsy.

The invention relates to pharmaceutical formulations, and more particularly to formulations containing benzodiazepines for administration via a pump action nasal spray. In particular, the invention relates to pharmaceutical formulations, for use in the administration of medicaments intranasally via olfactory transfer, comprising: at least one pharmaceutical formulation containing benzodiazepines as a medicament in particular lorazepam.

Benzodiazepines particularly lorazepam used in unison or individually delivered intranasally, crossing the blood-brain barrier via the olfactory system, increase the availability of medications for treatment of epilepsy. Consequently, there remains a significant unmet medical need to serve the pharmacotherapeutic requirements of epilepsy patients through commercial development and marketing of intranasal antiepileptic products.

A typical liquid pharmaceutical formulation according to this specific aspect of the invention, given by way of example and not intended to be limiting of the invention, may contain in a 1 ml vol: lorazepam 2-10 mg/ml, preferably 10 mg/ml, polyurethane glycol 100-500 mL, preferably 400 0.18 mL, propylene glycol 0.800 – 2.00 mL, preferably .089 mL, butylate hydroxtolune .00 mg - .4 mg, preferably 0.1 mg, saccharin (powder) ..05 mg – 3.0 mg, preferably 1.0 mg

The applicant has found that olfactory transfer via intranasal dispersion of pharmaceuticals including benzodiazepines used individually or in conjunction with lorazepam has treatment advantages in the treatment of Parkinson’s disease, as well in numerous other neurodegenerative diseases including multiple sclerosis, and epilepsy.

10